As filed with the Securities and Exchange Commission on November 3, 2000
                                                      Registration No. 333-

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                     ---------------------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                     ---------------------------------


                          RARE MEDIUM GROUP, INC.
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


           Delaware                                      23-2368845
    --------------------------------                   ----------------
    (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                    Identification No.)


                        565 Fifth Avenue, 29th Floor
                          New York, New York 10017
                               (212) 883-6940
       -------------------------------------------------------------
       (Address and telephone number of Principal Executive Offices)


 Rare Medium Group, Inc. Amended and Restated 1998 Long-Term Incentive Plan
           -----------------------------------------------------
                          (Full title of the Plan)


                           Robert C. Lewis, Esq.
                 Senior Vice President and General Counsel
                          Rare Medium Group, Inc.
                        565 Fifth Avenue, 29th Floor
                             New York, NY 10017
                               (212) 883-6940
         (Name, address and telephone number of agent for service)

                              WITH COPIES TO:

                         Gregory A. Fernicola, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                          New York, New York 10036
                               (212) 735-3000
         ---------------------------------------------------------
 Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


                                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Title of Securities to       Amount to be         Proposed Maximum     Proposed Maximum        Amount of
     be Registered          Registered (1)       Offering Price per   Aggregate Offering   Registration Fee
                                                       Share               Price (2)
-------------------------------------------------------------------------------------------------------------
    Common Stock,        15,000,000 shares(1)         $4.4219             $66,328,500           $17,511
    par value $.01

-------------------------------------------------------------------------------------------------------------
         Total           15,000,000 shares                                                      $17,511
-------------------------------------------------------------------------------------------------------------

 (1) There are registered hereby 15,000,000 shares of Common Stock of Rare
Medium Group, Inc. (the "Company"), issuable pursuant to the Company's
Amended and Restated 1998 Long-Term Incentive Plan (the "Plan"), as approved by the Company's Board of Directors and its stockholders. There are also registered hereby such indeterminate number of shares of Common
Stock as may become issuable by reason of the adjustment provisions of the Plan.

(2) Estimated solely for purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based upon the average of the high and low prices of the Common Stock on October 30, 2000, as reported on the Nasdaq National Market.


                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* The information called for in Part I of Form S-8 will be included in a prospectus to be distributed to participants in the Rare Medium Group, Inc. Amended and Restated 1998 Long-Term Incentive Plan.


                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this Registration Statement and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended on Form 10-K/A, which includes audited financial statements for such fiscal year.

                  (b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1999, including the following:

                      (i) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000;

                      (ii) the Company's Current Report on Form 8-K, dated January 18, 2000, in connection with the Company's $70 million private equity financing; and

                      (iii) the Company's Definitive and Revised Definitive Proxy Statements, each dated May 15, 2000, in connection with the Company's Annual Meeting of Stockholders held on June 15, 2000.

               (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed with the Commission on September 16, 1985 (Commission File No. 0-13865).

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon for the Company by Robert C. Lewis, Esq., Senior Vice President and General Counsel of the Company. Mr. Lewis owns and has options to acquire an aggregate of 95,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

         The Company's restated certificate of incorporation (the
"certificate of incorporation") contains a provision that provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director except for liabilities:

         (i) for any breach of the director's duty of loyalty;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii) for an unlawful dividend payment or an unlawful repurchase or redemption of stock under Section 174 of the Delaware General
Corporation Law; or

         (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Company's certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court of chancery or such other court shall deem proper.

         To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the Company's certificate of incorporation provides that he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Any indemnification under the provisions of the Company's certificate of incorporation (unless ordered by a court) will be made by the Company upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         The Company's certificate of incorporation provides that the Company may pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company.

         The Company's certificate of incorporation provides that the indemnification and advancement of expenses will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company's certificate of incorporation provides that the indemnification and advancement of expenses provided therein will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         The Company's certificate of incorporation provides that the Company may purchase and maintain insurance on behalf of any person who is or was serving the Company in any capacity referred to above against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of its certificate of incorporation.

         The Company's amended and restated by-laws (the "by-laws") provide that the Company will indemnify any director and any officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, quasi-administrative or investigative, other than an action by or in the right of the Company (a "Third Party Proceeding"), by reason of the fact that he or she was or is a director or officer, employee or agent of the Company, acting solely in such capacity, or a person serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise 50% or more of whose voting stock or equitable interest shall be owned by this Company (each an "Authorized Representative") against his or her expenses and liabilities (including attorneys' fees), actually and reasonably incurred by him or her in connection with the Third Party Proceeding if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Company and, with respect to any Third Party Proceeding involving potential criminal liability (a "Criminal Third Party Proceeding"), had no reasonable cause to believe his or her conduct was unlawful or in violation of applicable rules. The termination of any Third Party Proceeding by judgment, order, settlement, consent filing of a criminal complaint or information, indictment, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any Criminal Third Party Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         The Company's by-laws provide that the Company will indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by the Company to produce a judgment in favor of its shareholders, or any threatened, pending or completed action or suit in the right of the Company by its shareholders to procure a judgment in favor of the Company (a "Derivative Action") by reason of the fact that the director or officer was or is an Authorized Representative of the Company, against his or her expenses (including attorneys' fees) actually and reasonably incurred by the director or officer in the action if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Company; except that no indemnification will be made in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the court of common pleas, or other similarly constituted state court, located in the county where the registered office of the Company is located or the court in which such Derivative Action is or was pending, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, he or she is fairly and reasonably entitled to indemnify for expenses which the court deems proper.

         An Authorized Representative of the Company (other than a director or officer of the Company) may be indemnified by the Company or have his or her expenses advanced in accordance with the procedures described below. To the extent that an Authorized Representative of the Company has been successful on the merits or otherwise in defense of any Third Party Proceeding or Derivative Action or in defense of any claim, issue or matter therein, the Authorized Representative will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Indemnification under the provisions of the Company's by-laws described above (unless ordered by a court, in which case the expenses, including attorneys' fees of the Authorized Representative in enforcing indemnification will be added to and included in the final judgment against the Company) will be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Authorized Representative is required or proper in the circumstances because he or she has met the applicable standard of conduct set forth above or has been successful on the merits or as otherwise in defense of any Third Party Proceeding or Derivative Action and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

         (a) By the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors of the Company who are not parties or have no economic or other collateral personal benefit relating to a Third Party Proceeding or Derivative Action ("Disinterested Directors"); or

         (b) If a quorum is not obtainable or, even if obtainable, a majority vote of a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion.

         The Company's by-laws provide that expenses incurred in defending a Third Party Proceeding or Derivative Action will be paid on behalf of a director or officer, and may be paid on behalf of any Authorized Representative, by the Company in advance of the final disposition of the action as authorized in the manner provided above (except that the person(s) making the determination thereunder need not make a determination on whether the applicable standard of conduct has been met unless a judicial determination has been made with respect thereto, or the person seeking indemnification has conceded that he or she has not met such standard) upon receipt of an undertaking by or on behalf of the Authorized Representative to repay the amount to be advanced unless it shall ultimately be determined that the Authorized Representative is entitled to be indemnified by the Company as required in the Company's by-laws or authorized by law. The financial ability of any Authorized Representative to make repayment will not be a prerequisite to making of an advance.

         The Company's by-laws provide the Company may purchase and maintain insurance on behalf of any person who is or was an Authorized Representative against any expenses and liabilities asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify him or her against such expenses and liabilities under the provisions of the Company's by-laws.

         The indemnification provided by the Company's by-laws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, agreement, vote of Disinterested Directors, or otherwise, regardless of whether the event giving rise to indemnification occurred before or after the effectiveness thereof, both as to action taken in another capacity while holding his or her office or position, and will continue as to a person who has ceased to be an Authorized Representative of the Company and will inure to the benefit of his or her heirs and personal representatives.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits Required by Item 601 of Regulation S-K

The following table sets forth those exhibits filed pursuant to Item 601 of Regulation S-K:

Exhibit           Description
-------           -----------
4(d)              Rare Medium Group, Inc. Amended and Restated 1998 Long-Term
                  Incentive Plan.
5                 Opinion of Robert C. Lewis, Senior Vice President and
                  General Counsel
23(a)             Consent of KPMG, LLP
23(b)             Consent of PricewaterhouseCoopers LLP
23(c)             Consent of Robert C. Lewis, Senior Vice President and
                  General Counsel (see Exhibit 5).
24                Power of Attorney (set forth on signature page hereto).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 31st day of October, 2000.

                                 RARE MEDIUM GROUP, INC.

                                 By: /s/ GLENN S. MEYERS
                                     -------------------------------------
                                     Glenn S. Meyers, Chairman of the Board
                                     and Chief Executive Officer


                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Glenn S. Meyers and Jeffrey J. Kaplan, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title                         Date
---------                       ------                        ------


/s/ GLENN S. MEYERS             Chairman of the Board and     October 31, 2000
------------------------        Chief Executive Officer
Glenn S. Meyers


/s/ MICHAEL S. GROSS            Director                      October 31, 2000
------------------------
Michael S. Gross


/s/ JEFFREY M. KILLEEN          Director                      October 31, 2000
------------------------
Jeffrey M. Killeen


/s/ RICHARD T. LIEBHABER        Director                      October 31, 2000
------------------------
Richard T. Liebhaber


/s/ ANDREW D. AFRICK            Director                      October 31, 2000
------------------------
Andrew D. Africk


/s/ MARC J. ROWAN               Director                      October 31, 2000
------------------------
Marc J. Rowan

/s/ WILLIAM STASIOR             Director                      October 31, 2000
---------------------
William Stasior



                               EXHIBIT INDEX



Exhibit           Description                                            Page
-------           -----------                                            ------

4(d)              Rare Medium Group, Inc. Amended and
                  Restated 1998 Long-Term Incentive Plan.
5                 Opinion of Robert C. Lewis, Senior Vice
                  President and General Counsel
23(a)             Consent of KPMG, LLP
23(b)             Consent of PricewaterhouseCoopers LLP
23(c)             Consent of Robert C. Lewis, Senior Vice President
                  and General Counsel (see Exhibit 5).
24                Power of Attorney (set forth on signature page hereto).